Barclays Bank PLC Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Builders FirstSource, Inc., the Common Stock of EQT Corporation, the Common Stock of GE Vernova Inc., the Common Stock of Halliburton Company and the Class A Common Stock of Vertiv Holdings Co due September 24, 2030

Term Sheet dated September 12, 2025 to Preliminary Pricing Supplement dated September 12, 2025 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Common stock of Builders FirstSource, Inc. (the “BLDR Stock”), common stock of EQT Corporation (the “EQT Stock”), common stock of GE Vernova Inc. (the “GEV Stock”), common stock of Halliburton Company (the “HAL Stock”) and Class A common stock of Vertiv Holdings Co (the “VRT Stock”) (each, an “Underlying Stock”)
Pricing Date	September 19, 2025
Issue Date	September 24, 2025
Final Calculation Day	September 19, 2030
Stated Maturity Date	September 24, 2030
Principal Amount	$1,000 per security
Contingent Coupon Payments	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12.
Contingent Coupon Payment Dates	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate	At least 8.00% per annum, to be determined on the pricing date
Automatic Call	If the stock closing price of the lowest performing Underlying Stock on any of the calculation days scheduled to occur from September 2026 to August 2030, inclusive, is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the contingent coupon payment otherwise due. The notes will not be subject to automatic call until the twelfth calculation day, which is approximately twelve months after the issue date.
Calculation Days	Monthly, on the 19th day of each month, commencing October 2025 and ending September 2030, provided that the September 2030 calculation day will be the final calculation day
Call Settlement Date	The contingent coupon payment date immediately following the applicable calculation day
Maturity Payment Amount (per note)	The maturity payment amount will equal $1,000 (in addition to any contingent coupon payment otherwise due)
Lowest Performing Underlying Stock	For any calculation day, the Underlying Stock with the lowest performance factor on that calculation day
Performance Factor	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price
Starting Price	For each Underlying Stock, its stock closing price on the pricing date

Summary of Terms (continued)

Coupon Threshold Price	For each Underlying Stock, 80% of its starting price
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746E6G5 / US06746E6G50
Agent Discount	Up to 3.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Any return on the notes will be limited to the sum of your contingent coupon payments, if any, even if the stock closing price of the lowest performing Underlying Stock on any calculation day significantly exceeds its starting price. You will not participate in any appreciation of any Underlying Stock.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the notes on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $937.80 per note. The estimated value is expected to be less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010325011618/
dp234336_424b2-7801wf.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Underlying Stocks. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	Any Return On The Notes Will Be Limited To The Sum Of The Contingent Coupon Payments, If Any.
•	The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.
•	The Notes Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.
•	Your Return On The Notes Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks.
•	Any Payment On The Notes Will Be Determined Based On The Stock Closing Prices Of The Underlying Stocks On The Dates Specified.
•	Owning The Notes Is Not The Same As Owning Any Or All Of The Underlying Stocks.
•	No Assurance That The Investment View Implicit In The Notes Will Be Successful.
•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC.
•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.
•	There Are Risks Associated With Single Equities.
•	The GEV Stock Has A Limited Trading History.
•	We Cannot Control Actions By An Underlying Stock Issuer.
•	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection .
•	The Notes May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	The Historical Performance Of The Underlying Stocks Is Not An Indication Of Their Future Performance.
•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.
•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest.
•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Estimated Value Of Your Notes Is Expected To Be Lower Than The Original Offering Price Of Your Notes.
•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.
•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes.
•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-2 dated May 20, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.